                      AMENDMENT NO. 2 dated as of December 31, 1998 (this "Amendment") to the Credit Agreement dated as of December 2, 1998, as amended (the "Credit Agreement") by and among FAMILY GOLF CENTERS, INC., a New York corporation (the "Company"), THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), as Agent and as a Lender, and the Lenders Party Thereto.

WHEREAS, the Company has requested and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to amend certain provisions of the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.     Amendment.
--     ----------

      a. The definition of "Consolidated Debt Service Coverage Ratio" in
Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

           "Consolidated Debt Service Coverage Ratio" shall mean for any period, the ratio of (a) Consolidated EBITDA plus, to the extent deducted in determining Consolidated EBITDA, all operating lease expenses, less (i) all cash dividends, distributions and withdrawals paid (including amounts reserved for such purposes) with respect to any capital stock, (ii) all redemptions, repurchases and retirements of capital stock (including amounts reserved for such purposes), and
           (iii) cash tax payments, to (b) the sum of (i) all interest accrued or paid (if not previously accrued) on any Indebtedness, during the immediately preceding four fiscal quarters, plus (ii) the scheduled installments of principal on all Indebtedness with an original maturity of 365 days or more plus (iii) the scheduled operating lease expenditures during the next succeeding four fiscal quarters. All the foregoing categories shall be calculated with respect to the Company and its Subsidiaries and shall be calculated (without duplication) over the four fiscal quarters next preceding the date of calculation thereof with the exception of (i) the scheduled installments of principal on all Indebtedness of the Company and its Subsidiaries with an original maturity of 365 days or more, and (ii) the scheduled operating lease expenditures referred to in clause (b)(iii) above, which shall each be calculated based upon the next succeeding four fiscal quarters. Notwithstanding the foregoing, with respect to the fiscal quarter ended June 30, 1998 and each earlier fiscal quarter only, the foregoing categories which are calculated over the prior four fiscal quarters shall not be calculated to include the operations of Eagle Quest Golf Centers Inc. and its subsidiaries.

      b. The definition of "LIBO Margin" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to provide as follows:

           "LIBO Margin" shall mean (a) with respect to an Adjusted Libor Loan which is a Revolving Credit Loan, the percentage set forth below under the heading "Revolving Credit Loan LIBO Margin" opposite the applicable ratio and (b) with respect to an

           Adjusted Libor Loan which is a Term Loan, the percentage set forth below under the heading "Term Loan LIBO Margin" opposite the applicable ratio.


                                                          Revolving
                                                          Credit Loan            Term Loan
           Consolidated Funded Debt                       LIBO Margin           LIBO Margin
           to Consolidated EBITDA                         (360 day basis)       (360 day basis)
           ----------------------                         ---------------       ---------------
           Equal to or less than 2.00:1.00                  1.50%                1.75%

           Greater than 2.00:1.00 but                       1.75%                2.00%
           equal to or less than 2.50:1.00

           Greater than 2.50:1.00 but                       2.00%                2.25%
           equal to or less than 3.00:1.00

           Greater than 3.00:1.00 but                       2.25%                2.50%
           equal to or less than 4.00:1.00

           Greater than 4.00:1.00 but                       2.50%                2.75%
           less than 5:00:1:00

           Equal to or greater than 5:00:1:00               2.75%                3.00%


           Notwithstanding the foregoing, during the period commencing the Closing Date and ending on April 15, 1999, the LIBO Margin shall be 2.50%. The LIBO Margin will be set or reset with respect to each Loan on the date which is five Business Days following the date of receipt by the Agent of the financial statements referred to in
           Section 6.03(a) and Section 6.03(b) together with a certificate of the Chief Financial Officer of the Company certifying the ratio of Consolidated Funded Debt to Consolidated EBITDA and setting forth the calculation thereof in detail; provided, however, (a) the LIBO Margin will first be reset on April 16, 1999, provided the financial statements for the fiscal year ending December 31, 1998, and the certificate of the Chief Financial Officer of the Company identified above are delivered to the Agent not less than five (5) Business Days prior to April 16, 1999; and (b) if any such financial statement and certificate are not received by the Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the LIBO Margin will be set or reset, unless the rate of interest specified in Section 3.01(e) is in effect, based on a ratio of Consolidated Funded Debt to Consolidated EBITDA of greater than 5.00:1.00 from the date such financial statement and certificate were due until the date which is five Business Days following the receipt by the Agent of such financial statements and certificate, and provided, further, that the Lenders shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of a

           Default or Event of Default, no downward adjustment, and only upward adjustments, shall be made to the LIBO Margin."

      c. Section 3.01(a) of the Credit Agreement is hereby amended in its entirety to provide as follows:

           "(a) Each Alternate Base Rate Loan which is a Revolving Credit Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus a margin of .75% per annum."

      d. Section 3.01(c) of the Credit Agreement is hereby amended in its entirety to provide as follows:

           "(c) Each Alternate Base Rate Loan which is a Term Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus a margin of 1.25% per annum."

      e. Section 3.03 is hereby amended to redesignate clause "(b)" as clause "(c)" and to redesignate clause "(c)" as clause "(d)" and to add a new clause "(b)" which shall read in its entirety as follows:

           "(b) In the event of the initial offering or placement of the Subordinated Debt permitted pursuant to Paragraph 2 hereof, the Company shall on the date of such offering or placement apply a portion of the proceeds therefrom to payment in full of the outstanding Revolving Credit Loans."

      f. Section 7.13(b) of the Credit Agreement is hereby amended by deleting the table therein and replacing it with the following table in its place and stead:

                     Period                                         Ratio
                     ------                                         -----

           December 31, 1998 through March 30, 2000                 3.50:1.00
           March 31, 2000 and thereafter                            4.00:1.00

      g. Section 7.13(c) of the Credit Agreement is hereby amended by deleting the table therein and replacing it with the following table in its place and stead:

                Period                                              Ratio
                ------                                              -----

           December 31, 1998 through June 29, 1999                 5.90:1.00
           June 30, 1999 through September 29, 1999                5.50:1.00
           September 30, 1999 through December 30, 2000            5.00:1.00
           December 31, 2000 and thereafter                        4.50:1.00

      h. Section 7.13(e) of the Credit Agreement is hereby amended in its entirety to provide as follows:

           "(e) Consolidated Senior Funded Debt to Consolidated EBITDA. Permit at any time during the periods set forth below the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA to exceed the ratio set forth below opposite the applicable period:

                Period                                                Ratio
                ------                                                -----

           Closing Date through September 29, 1999                   3.00:1.00
           September 30, 1999 through December 30, 1999              2.75:1.00
           December 31, 1999 and thereafter                          2.50:1.00

2.    Consent.
      --------

The Required Lenders hereby agree to the issuance by the Company of Subordinated Debt, in an amount not to exceed $150,000,000, during the period commencing on the date hereof through December 31, 1999, on the terms described on Exhibit A hereto provided that no Default or Event of Default (including, without limitation due to a cross default with respect to a default under the Company's Term Loan Agreement with ORIX USA Corporation) has occurred and is then continuing or would occur after giving effect to such issuance of Subordinated Debt and subject to the prior approval by the Required Lenders of the terms and conditions of the indenture or other agreement or instrument governing the terms of such Subordinated Debt.

3.    Continuing Covenants.
      ---------------------

The Company covenants and agrees to deliver to the Agent, no later than January 30, 1999, a copy of the duly executed amendment with respect to the Company's Term Loan Agreement with ORIX USA Corporation, in form and substance satisfactory to the Agent in its sole discretion, which amendment revises the financial covenants in such agreement to financial covenants which are no more onerous than those found in the Credit Agreement, provided, that if such Term Loan Agreement shall have been irrevocably terminated prior to January 31, 1999 and there shall remain no indebtedness of the Company due and owing to ORIX USA Corporation thereunder by the Company, the Company shall not be required to deliver such Amendment.

4.    Miscellaneous.
      ---------------

This Amendment shall be construed and enforced in accordance with the laws of the State of New York.

This Amendment shall become effective upon the Agent's receipt, in form and substance satisfactory to the Agent and its counsel of the following: (i) this Amendment duly executed on behalf of the Company and consented to by each Guarantor, (ii) a copy of the duly executed waiver to the Company's Term Loan Agreement with ORIX USA Corporation, in form and substance satisfactory to the Agent in its sole discretion, which waiver shall waive compliance by the Company with the financial covenants in such agreement and (iii) such other certificates, instruments, documents and agreements as may be required by the Agent and its counsel.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

The amendments herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication an amendment or waiver of any other provision of Credit Agreement or any default which may occur or may have occurred under the Credit Agreement.

The Company hereby represents and warrants that (a) after giving effect to this Amendment, the representations and warranties by the Company and each of its Subsidiaries pursuant to the Credit Agreement and the Loan Documents to which each is a party are true and correct in all material respects as of the date hereof with the same effect as those such representations and warranties have been made on and as of such date, unless such representation is as of a specific date, in which case, as of such date, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Please be advised that should there be a need for further amendments or waivers with respect to these covenants or any other covenants, those requests shall be evaluated by the Lenders when formally requested, in writing, by the Company, and the Lenders may deny any such requests for any reason in their sole discretion.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment. This Amendment shall become effective when duly executed counterparts hereof which, when taken together, bear the signatures of each of the parties hereto shall have been delivered to the Agent.

This Amendment shall constitute a Loan Document.

IN WITNESS WHEREOF, the Company and the Agent, as authorized on behalf of the Required Lenders, have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

                            FAMILY GOLF CENTERS, INC.


                                       By: /s/ Robert J. Krause
                                          -------------------------------------
                                          Name:  Robert J. Krause
                                          Title:   Senior Vice President



                                       THE CHASE MANHATTAN BANK,
                                       as Agent


                                       By: /s/ Robert F. Eisen, Jr.
                                          -------------------------------------
                                          Name:  Robert F. Eisen, Jr.
                                          Title:   Vice President